Exhibit (a)(1)(D)
OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING COMMON SHARES AND
ALL OUTSTANDING AMERICAN DEPOSITARY SHARES, EACH REPRESENTING ONE
COMMON SHARE

OF
OLINK HOLDING AB (publ)

PURSUANT TO THE OFFER TO PURCHASE
DATED OCTOBER 31, 2023

BY
GOLDCUP 33985 AB (u.c.t. Orion Acquisition AB)

A DIRECT, WHOLLY OWNED SUBSIDIARY

OF
THERMO FISHER SCIENTIFIC INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M.,
NEW YORK TIME, ON NOVEMBER 30, 2023 (THE “EXPIRATION DATE”), UNLESS THE OFFER
IS EXTENDED OR EARLIER TERMINATED.
October 31, 2023
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Goldcup 33985 AB (u.c.t. Orion Acquisition AB), a private limited liability company organized under the laws of Sweden (“Buyer”) and a direct, wholly owned subsidiary of Thermo Fisher Scientific Inc., a Delaware corporation (“Parent”), to act as Information Agent in connection with Buyer’s offer to purchase (the “Offer”):
(i) all of the outstanding common shares, quota value SEK 2.431906612623020 per share (the “Shares”), and
(ii) all of the outstanding American Depositary Shares of Olink, each representing one Share (the “ADSs” and, together with the Shares, the “Offer Securities”)
of Olink Holding AB (publ), Reg. No. 559189-7755, a public limited liability company organized under the laws of Sweden (“Olink” or the “Company”), at a purchase price of $26.00 per Share (that is not represented by an ADS) or $26.00 per ADS, as applicable, in cash, without interest, payable in U.S. dollars, less the amount of any fees, expenses and withholding taxes that may be applicable and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Acceptance Form for Shares or ADS Letter of Transmittal, as applicable, accompanying the Offer to Purchase. No fraction of a Share or ADS will be purchased from any holder and all payments to tendering holders of Common Shares and ADSs pursuant to this Offer to Purchase will be rounded to the nearest whole cent.
YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M., NEW YORK TIME, ON NOVEMBER 30, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your securities intermediary:
1. The Offer to Purchase, dated as of October 31, 2023;
2. A printed form of letter to clients for whose accounts you hold ADSs registered in your name or in the name of your securities intermediary, with space provided for obtaining such clients’ instructions with regard to the Offer; and
3. A return envelope addressed to you.
Your attention is directed to the following:
1. The Offer commenced on October 31, 2023 and will expire at 6:00 p.m., New York time, on November 30, 2023, unless the Offer Period is extended or earlier terminated.
2. The Offer is open to all holders of ADSs, wherever located and does not extend to Shares or ADSs that Parent, Buyer or their affiliates may, in the future, hold, or to Shares or ADSs held in treasury by Olink or its affiliates.
3. The Offer is subject to the satisfaction or waiver of various conditions described in Section 15—“Conditions to the Offer” in the Offer to Purchase.
4. Neither Parent nor Buyer will pay any fees or commissions to any broker or dealer or to any other person (other than certain parties described Section 18—“Fees and Expenses” in the Offer to Purchase) in connection with the solicitation of tenders of Offer Securities pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Buyer for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.
5. If required by U.S. federal income tax laws, The Bank of New York Mellon (the “ADS Tender Agent”) generally will be required to backup withhold at the applicable backup withholding rate from any payments made to certain U.S. holders of ADSs pursuant to the Offer (see Section 5—“Material U.S. Federal Income Tax Consequences for U.S. Holders—Information Reporting and Backup Withholding” in the Offer to Purchase).
6. In order for a book-entry transfer of ADSs held through a broker or other securities intermediary to constitute a valid tender of ADSs in the Offer, the ADSs must be tendered by the holder’s securities intermediary before 6:00 p.m., New York time, on the Expiration Date. Further, before 6:00 p.m., New York time, on the Expiration Time, the ADS Tender Agent must receive (i) a confirmation of a book-entry transfer of the tendered ADSs into the ADS Tender Agent’s account at The Depositary Trust Company and (ii) an Agent’s Message (as described in Section 3—“Procedures for Accepting the Offer and Tendering Offer Securities” in the Offer to Purchase) before 6:00 p.m., New York time, on November 30, 2023, at the Expiration Time.
7. Under no circumstances will Buyer pay interest on the consideration paid for ADSs pursuant to the Offer, regardless of any delay in making such payment.
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE APPROVAL FOR YOU, THE INFORMATION AGENT, THE ADS TENDER AGENT, THE SHARE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Questions or requests for assistance or additional copies of the Offer to Purchase, the ADS Letter of Transmittal and any other documents may be directed to the Information Agent at its address and telephone number set forth below.
The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
Call Toll Free:
+1 866 821 2550
Outside U.S. & Canada:
+1 781 222 0033
Sweden:
+46 846 007 389

E-mail: olink@georgeson.com